                                                          Exhibit 99-1

FOR IMMEDIATE RELEASE               Contact:   David E. Bosher
                                               Senior Vice President and CFO
                                               (804) 287-5685


           CADMUS COMMUNICATIONS REPORTS CONTINUING PROFIT IMPROVEMENT
                             ----------------------
    THIRD QUARTER EARNINGS TOTAL $0.36 PER SHARE BEFORE RESTRUCTURING CHARGES

RICHMOND, VA (May 2, 2000) - Cadmus Communications Corporation (Nasdaq/NM: CDMS) today announced earnings for its fiscal third quarter of $3.2 million, or $0.36 per share, before restructuring charges. Financial highlights for the three months ended March 31, 2000 included the following:

     . Net sales increased 22% to $121.7 million compared with $100.0 million last year;
     . Income, before restructuring charges, totaled $3.2 million, or $0.36 per share;
     . EBITDA, adjusted for restructuring charges, rose 97% to $18.1 million in the third quarter, up from $9.2 million a year ago; and
     . Cash flow totaled $11.0 million, or $1.23 per share, in the third quarter, bringing cash flow for the nine months to $23.2 million, or $2.58 per share.

"Our earnings, excluding restructuring charges, have now increased sequentially in each quarter this fiscal year," remarked C. Stephenson Gillispie, Jr., Cadmus' chairman, president, and chief executive officer. "This consistent improvement is the direct result of the actions we have taken over the last 18 months to focus Cadmus on the professional communications and specialty packaging markets, and to make new business development our top priority. As we anticipated, our strategic repositioning has allowed us to manage our business more effectively, to deliver improved operating margins, and to significantly strengthen our cash flows. I am particularly encouraged by our top line performance this quarter. The renewed top-line growth from our professional communications business and the continued strong growth from our specialty packaging business are the direct results of the emphasis we have placed on new business development and sales growth over the last several months.

Gillispie concluded, "Obviously, I am pleased with our results for this quarter. We believe that we are beginning to see the impact of our actions to reposition Cadmus and the potential that we have as a more focused, more profitable, and much larger business."

Bruce V. Thomas, executive vice president and chief operating officer, added, "Our major challenge this year has been to sustain operating momentum while completing our integration of Mack and our restructuring and debt reduction plans. The integration of Mack continues to proceed on schedule. The renewed top-line growth and margin improvement from our professional communications operations this quarter reflect the positive impact of this successful integration, as well as the momentum that we believe is building on the new business development front. In addition, we are on-track for attaining all of the planned savings from our restructuring actions and for achieving our cash flow and debt reduction targets. Our results are starting to reflect the initial benefit of these savings. Cash flow for the third quarter was $11.0 million, bringing year-to-date cash flow to $23.2 million. These strong results have enabled us to reduce debt by $26.9 million in the first nine months of this year, exclusive of debt reduction due to the securitization program. As we lower our financial leverage, we are reducing our exposure to fluctuations in short-term interest rates as well as providing more support for future earnings improvement.
                                   -- more --

Third Fiscal Quarter Operating Results - Detailed Review
Net sales for the third quarter rose 22% to $121.7 million. Adjusted for acquisitions and divested operations, net sales increased 5% for the third quarter from $78.5 million to $82.4 million. The Company continued to experience strong internal sales growth from its specialty packaging business, with sales rising 26% over the same period of last year. Professional Communications net sales rose 2% from the same period of last year. Adjusted for paper and other pass-through costs, Professional Communications value added revenue rose 6% in the third quarter.

Operating income before restructuring charges increased 131% to $11.2 million from $4.8 million last year and adjusted operating margins improved to 9.2% of sales from 4.8% last year. EBITDA, adjusted for the restructuring charge, totaled $18.1 million compared with $9.2 million a year ago. Strong cash flow from operations, resulted in a reduction in total debt of $26.9 million for the first nine months, exclusive of debt repaid through securitization of receivables. Total debt was $221.1 million at March 31, 2000.

Income for the third quarter, excluding restructuring charges, totaled $3.2 million, or $0.36 per share, compared with $1.7 million, or $0.22 per share last year. After restructuring charges, the Company recorded net income in the third quarter of fiscal 2000 of $1.8 million, or $0.21 per share.

Restructuring and other charges for the third quarter totaled $1.6 million before taxes and $1.4 million after taxes. These charges principally included the consolidation of our back issue fulfillment operations and elimination of overhead related to the combination of CJS and Mack. Of the total pre-tax restructuring charges of $34.1 million for the first nine months, non-cash charges comprised approximately $27.5 million.

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies, and corporations. Cadmus is the largest provider of production services to scientific, technical and medical journal publishers in the world, the fourth largest publications printer in North America, and a leading national provider of specialty package product and services. Additional information about the Company is available at www.cadmus.com.

                                       ###

           "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to certain risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) the effective execution of the restructuring plan and the successful integration of recent acquisitions, (2) continuing competitive pricing in the markets in which the Company competes, (3) the gain or loss of significant customers or the decrease in demand from existing customers, (4) the ability of the Company to continue to obtain improved efficiencies and lower overall production costs, (5) changes in the Company's product sales mix, (6) the performance of new management and leadership teams in the Company and its divisions, (7) the impact of industry consolidation among key customers, (8) the ability of the Company to operate profitably and effectively with higher levels of indebtedness, and (9) the ability to retain key employees and managers in light of lower-than-planned incentives and benefits.

               CADMUS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands, except per share data)
                                  (Unaudited)

                                                          Three Months Ended                     Nine Months Ended
                                                               March 31,                              March 31,
                                                      ----------------------------         ----------------------------
                                                          2000           1999                  2000           1999
                                                      ------------   -------------         -------------  -------------
 Net sales                                           $   121,706    $   100,001           $   377,859    $    308,596
                                                      ------------   -------------         -------------  -------------

 Operating expenses:
     Cost of sales                                        93,734         80,248               295,154         246,266
     Selling and administrative                           16,785         14,907                52,153          44,402
     Net gain on divestitures                                 --         (9,521)                   --          (9,521)
     Restructuring and other charges                       1,583             --                34,144              --
                                                      ------------   -------------         -------------  -------------
                                                         112,102         85,634               381,451         281,147
                                                      ------------   -------------         -------------  -------------

 Operating income (loss)                                   9,604         14,367                (3,592)         27,449
                                                      ------------   -------------         -------------  -------------

 Interest and other expenses:
     Interest                                              5,661          1,878                17,658           6,085
     Securitization cost                                     465             --                   876              --
     Other, net                                             (300)           250                  (697)            (66)
                                                      ------------   -------------         -------------  -------------
                                                           5,826          2,128                17,837           6,019
                                                      ------------   -------------         -------------  -------------

 Income (loss) before income taxes                         3,778         12,239               (21,429)         21,430

 Income tax expense (benefit)                              1,929          4,712                (3,376)          8,251
                                                      ------------   -------------         -------------  -------------

 Net income (loss)                                   $     1,849    $     7,527           $   (18,053)   $     13,179
                                                      ============   =============         =============  =============

 Earnings per share, assuming dilution:
     Net income (loss) per share                     $      .21     $       .94           $     (2.00)   $      1.63
                                                      ============   =============         =============  =============
     Weighted-average common shares
       outstanding                                         8,997          7,968                 9,008           8,073
                                                      ============   =============         =============  =============



 Cash dividends per common share                     $      .05     $       .05           $       .15    $       .15
                                                      ============   =============         =============  =============

                               SELECTED HIGHLIGHTS
              (In thousands, except per share data and percentages)
                                   (Unaudited)

                                                                   Three Months Ended                  Nine Months Ended
                                                                        March 31,                           March 31,
                                                             ------------------------------      ------------------------------
                                                                 2000              1999              2000              1999
                                                             ------------      ------------      ------------      ------------
Operating data, before restructuring and other
     special charges:
Value added revenue                                        $     85,810      $    63,325     $     259,089     $     192,036
Operating income                                                 11,187            4,846            30,552            17,928
Income                                                            3,246            1,718             7,438             7,369
EBITDA*                                                          18,133            9,212            50,787            32,321
Depreciation & amortization expense                               6,646            4,616            19,538            14,327
Percent to net sales:
     Gross profit                                                 23.0%            19.8%             21.9%             20.2%
     Selling, general and administrative
       expenses                                                   13.8%            14.9%             13.8%             14.4%
     Operating income                                              9.2%             4.8%              8.1%              5.8%
     EBITDA                                                       14.9%             9.2%             13.4%             10.5%
Earnings per share, assuming dilution                      $       .36       $      .22      $        .83      $        .91

* Earnings before interest, taxes, depreciation, amortization and securitization costs

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                                                              March 31, 2000          June 30,1999
                                                                              --------------          ------------
                                                                               (unaudited)
Assets:
    Cash and cash equivalents                                              $           1,456       $          5,068
    Accounts receivable, net                                                          58,054                 92,532
    Inventories                                                                       28,477                 30,586
    Other current assets                                                               9,372                 12,072
    Property plant and equipment, net                                                153,298                173,085
    Other assets, net                                                                196,252                210,503
                                                                            -----------------       ---------------
Total assets                                                               $         446,909       $        523,846
                                                                            =================       ===============

Liabilities and shareholders' equity:
    Current liabilities, excluding current debt                                       70,907                 73,292
    Total debt                                                                       221,114                275,879
    Other long-term liabilities                                                       38,430                 38,142
     Shareholders' equity                                                            116,458                136,533
                                                                            -----------------       ---------------
Total liabilities and shareholders' equity                                 $         446,909       $        523,846
                                                                            =================       ===============